Exhibit 10.16

LICENSE and OPTION AGREEMENT

BRIGHAM YOUNG UNIVERSITY and ARIDIS, LLC

This Agreement, effective July 29, 2005 is entered into between Brigham Young University, a Utah non-profit corporation and institution of higher education, with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as “BYU”) and Aridis, LLC, a California corporation with its principal place of business located at 350 Cervantes Road, Portola Valley, CA 94028, (referred to in this Agreement as “LICENSEE”).

RECITALS

I                                           BYU is the sole owner of certain intellectual property rights known as “Stabilization of Biological Agents” and has the right to grant licenses with respect to these rights.

A.                                    BYU is an institution of higher education and is not in the business of commercially developing ideas, inventions, or other types of intellectual property, but it does desire to have Stabilization of Biological Agents available to the public and is willing to grant a license for this purpose.

B.                                    LICENSEE has represented to BYU that LICENSEE has the technical and commercial ability, and the technical, financial and other resources necessary to successfully develop and sell products or services based upon Stabilization of Biological Agents.

C.                                    LICENSEE desires to obtain a license to Stabilization of Biological Agents upon the terms and conditions of this Agreement.

In consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

TERMS OF AGREEMENT

1.                                      Definitions

For the purposes of this Agreement, the following terms, words and phrases shall have the meaning ascribed to them in this Section.

1.1                               “ADJUSTED GROSS SALES” shall mean actual gross receipts or the fair market monetary equivalent value of consideration received by LICENSEE, AN AFFILIATE OR A SUBLICENSEE for the sale, lease, license, transfer or use of LICENSED PRODUCTS, less qualifying costs directly attributable to such sale, lease, license or transfer actually allowed and ‘borne by LICENSEE, an AFFILIATE, or a SUBLICENSEE.  Such qualifying costs shall be limited to the costs of the following:

A.                                    Trade or quantity discounts and credits for free goods actually allowed and taken in such amounts as are customary in the trade;

B.                                    Sales, import and export duties (or other transportation taxes) and/or production, use, delivery and excise taxes directly imposed with reference to particular sales;

C.                                    Outbound transportation and insurance expenses prepaid or allowed; and

D.                                    Amounts allowed or credited by reason of timely rejections, recalls, destruction or returns, or for rebates or chargebacks.

No deductions shall be made for commissions paid to individuals, whether they be regularly employed by LICENSEE or by independent sales agents, or for the cost of collections.

1.2                               “AFFILIATE” shall mean any person or entity owned or controlled directly or indirectly by LICENSEE or a SUBLICENSEE or any person or other entity controlled by, controlling or under common control with LICENSEE or a SUBLICENSEE.  The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership, voting securities, beneficial interests, by contract, by agreement, or otherwise.

1.3                               “FIELD OF APPLICATION-ANTIBODIES” means therapeutic antibodies for treatment of infectious diseases.

1.4                               “FIELD OF APPLICATION-VACCINES” means vaccines and prophylactic biologics.

1.5                               “IMPROVEMENT(S)” means any invention (not currently comprised by the LICENSED TECHNOLOGY described in Exhibit A) which is both (i) specific in its operation or use as dependent upon the use of the LICENSED TECHNOLOGY as described (i.e., not general to the field of stabilization of biological agents), and (ii) an enhancement or improvement of some portion of the LICENSED TECHNOLOGY.

1.6                               “INTELLECTUAL PROPERTY” means and includes all patent applications listed in Exhibit A and all patent applications claiming the inventions described in Exhibit A, including any divisional, continuation, or continuation-in-part to such applications to the extent comprising the inventions described therein, as well as any patent issued thereon, any reissue or extension of such patent, and any foreign counterparts to such patents and application.

1.7                               “LICENSED PRODUCT(S)” means and includes any drug or other product whose manufacture, use or sale in a country would but for this agreement comprise an infringement of a valid patent claim included in the INTELLECTUAL PROPERTY, the phrase “valid patent claim” meaning either (i) a claim issued and not expired, revoked, abandoned or held unenforceable, or (ii) a claim that is pending, made in good faith, and reasonably designed to cover inventions described in the INTELLECTUAL PROPERTY.  Solely for purposes of calculating ADJUSTED GROSS SALES above, LICENSED PRODUCT shall also include any drug or other product whose manufacture, use or sale in a country would, but for Aridis’s own ownership rights in a valid patent claim covering an IMPROVEMENT, comprise an infringement of that patent claim.

1.8                               “LICENSED TECHNOLOGY” means and includes all of BYU’s rights in the INTELLECTUAL PROPERTY known as “Stabilization of Biological Agents” as more particularly described in Exhibit A, which is attached to this Agreement and by reference is incorporated and made part of this Agreement.

1.9                               “LICENSEE” is Aridis, LLC and its AFFILIATES and any other person or entity that becomes a successor in interest to, purchases, merges with, assumes control of, or becomes an assignee of LICENSEE.

1.10                        “SUBLICENSEE” is any person or entity sublicensed by LICENSEE under any of its license rights under this Agreement.

1.11                        “TERRITORY” means the world.

2.                                      BYU Grant

2.1                               Subject to the provisions of Section 2.6, BYU hereby grants LICENSEE an exclusive right and license to utilize the LICENSED TECHNOLOGY to develop LICENSED PRODUCTS, and IMPROVEMENTS, and to make, have made, use, have used, import, have imported, and sell, lease and otherwise transfer LICENSED PRODUCTS within the TERRITORY and the FIELD OF APPLICATION-VACCINES as authorized in this Agreement until such time as this Agreement expires or is terminated.  This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS within the TERRITORY and the FIELD OF APPLICATION-VACCINES through an AFFILIATE or through LICENSEE’s use of any retail outlet or distributor.

2.2                               Subject to the provisions of Section 2.4, BYU hereby grants LICENSEE a non-exclusive right and license to utilize the LICENSED TECHNOLOGY to develop LICENSED PRODUCTS, and IMPROVEMENTS, and to make, have made, use, have used, import, have imported, and sell, lease and otherwise transfer LICENSED PRODUCTS within the TERRITORY and the FIELD OF APPLICATION-ANTIBODIES as authorized in this Agreement until such time as this Agreement expires or is terminated.  This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS within the TERRITORY and the FIELD OF APPLICATION-ANTIBODIES through an AFFILIATE or through LICENSEE’s use of any retail outlet or distributor.

2.3                               BYU hereby grants LICENSEE an option to convert the non-exclusive grant of Section 2.2 for the FIELD OF APPLICATION-ANTIBODIES into an exclusive grant upon acceptance by BYU of a reasonable development plan for the exploitation of the FIELD OF APPLICATION-ANTIBODIES including financing and a development plan and schedule.  If the exclusive license is granted, LICENSEE shall agree to pay milestone payments for the FIELD OF  APPLICATION-ANTIBODIES equal to the payments specified in Section 6.1 for the HELD OF APPLICATION-VACCINES.  This option shall terminate on the fifth anniversary of the effective date of this Agreement, or if BYU receives a bona fide offer for license rights for the FIELD OF APPLICATION-ANTIBODIES from a third party and LICENSEE fails to exercise its option within ninety days of notice thereof, whichever event occurs earlier in time.

2.4                               The grants provided under this Agreement shall specifically include the right for LICENSEE to sublicense to SUBLICENSEES its rights under this Agreement to the LICENSED TECHNOLOGY with respect to the TERRITORY, in the following fields:

(i)                                     the FIELD OF APPLICATION-VACCINES;

(ii)                                  the FIELD OF APPLICATION-ANTIBODIES, where the sublicense is made to cover LICENSED PRODUCTS developed or jointly developed by LICENSEE; and

(iii)                               the FIELD OF APPLICATION-ANTIBODIES, if the option described in section 2.3 above is exercised.

All sublicenses granted by LICENSEE shall be subject to the terms and conditions of this Agreement and any sublicense agreement shall have an express provision to this effect.  No sublicense shall relieve LICENSEE of any of its obligations under this Agreement.  Sublicenses under this Agreement shall be structured to guarantee the payment of royalties to BYU in an amount at least equal to the amount of royalties which BYU would have received from LICENSEE had LICENSEE made, sold, leased, or otherwise transferred the LICENSED PRODUCTS authorized in the sublicense.  LICENSEE agrees to forward to BYU a fully executed copy of each sublicense agreement within thirty (30) days of its execution, and to act as a fiduciary to protect BYU’s interests in the sublicense and to collect and transmit to BYU all royalties due.

2.5                               Nothing in this Agreement shall be considered as granting any rights, express or implied, in BYU’s patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed in this Agreement, and all rights not expressly granted by this Agreement to LICENSEE are expressly reserved by BYU.  The license granted by this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any existing, new or derivative technology not specifically licensed by this Agreement.  The reservation of rights described in this Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

2.6                               Notwithstanding the exclusive license granted pursuant to this Agreement with respect to the TERRITORY and FIELD OF APPLICATION, BYU, the Church of Jesus Christ of Latter-day Saints and the Church Education System reserve the right to make, have made or use the LICENSED TECHNOLOGY, LICENSED PRODUCTS, and IMPROVEMENTS anywhere in the world for continuing research and non-commercial academic and ecclesiastical uses without cost.  Moreover, should BYU, The Church of Jesus Christ of Latter-day Saints or any educational institution within the Church Education System (collectively, the “Church”) wish to purchase any LICENSED PRODUCTS from LICENSEE or its AFFILIATES, LICENSEE agrees to sell such LICENSED PRODUCTS at the manufacturing cost plus 20% or the price given by LICENSEE to its most favored customers, whichever is less.  (The parties to this Agreement do not expect that these sales would comprise more than 1-2% of the overall LICENSED PRODUCT sales in any country.  If BYU or the Church were to require LICENSED

PRODUCT in excess of this amount the parties agree to meet in order to agree upon fair consideration for the LICENSED PRODUCTS provided.)

3.                                      Rights in Improvements

3.1                               Upon any termination of this Agreement other than its termination due to expiration of the patent rights as described in section 16.1, and to the extent LICENSEE at that time has the legal right to grant such license, LICENSEE shall grant to BYU a non-exclusive, irrevocable, perpetual, worldwide license, to any of LICENSEE’s rights in IMPROVEMENTS.  LICENSEE agrees to disclose to BYU all information reasonably requested by BYU with respect to any such licensed IMPROVEMENTS and to provide to BYU all documents and data, in whatever form, reasonably necessary for BYU to exercise such license rights.  BYU’s license under this Section shall include the right to practice, license or sublicense IMPROVEMENTS for commercial use when done in conjunction with the practice, license or sublicense of INTELLECTUAL PROPERTY and LICENSED TECHNOLOGY, provided that BYU and LICENSEE shall agree in advance upon an appropriate sharing between them for royalties or other consideration received by BYU, in recognition of and to the extent of the value contributed to the INTELLECTUAL PROPERTY and LICENSED TECHNOLOGY by addition of the licensed IMPROVEMENTS.

3.2                               During the term of this Agreement, LICENSEE shall disclose to BYU (under appropriate confidentiality, where appropriate) information with respect to any IMPROVEMENTS developed by LICENSEE for which patent protection is being sought, in order that BYU may assess whether it has any legitimate ownership interest in the invention comprised by the IMPROVEMENT.

3.3                               During the term of this Agreement, any IMPROVEMENTS and associated patent rights which are developed by licensees of BYU other than LICENSEE, and for which BYU hereafter acquires ownership or license rights, shall be deemed to be included under the definition of INTELLECTUAL PROPERTY and LICENSED TECHNOLOGY above and included in the license herein.

4.                                      Activities of LICENSEE

4.1                               The parties acknowledge that LICENSEE may investigate or develop alternative approaches towards the stabilization of biological agents other than the LICENSED TECHNOLOGY.  LICENSEE represents that it enters into this Agreement, including its performance obligations under Section 5 hereunder, and its obligations to support and cooperate in BYU’s efforts to obtain properly patentable valid patent claims as set out in Section 12 hereunder, all in good faith.

5.                                      Performance Requirements

5.1                               LICENSEE shall, during the term of this Agreement, use its reasonable best efforts to bring one or more LICENSED PRODUCTS to market in order to maximize the ADJUSTED GROSS SALES through a thorough, vigorous and diligent commercial program.

5.2                               LICENSEE has delivered to BYU a development plan and schedule which is attached hereto as Exhibit B.  LICENSEE shall use its reasonable best efforts to accomplish said development plan and schedule.

5.3                               LICENSEE shall provide biannual progress reports to BYU by the last day of January and the last day of July until LICENSEE’S first commercial sale.

5.4                               LICENSEE’s failure to perform in accordance with this Section of the Agreement to the reasonable satisfaction of BYU may be considered by BYU to be a material breach of this Agreement and as such may entitle BYU to exercise its termination rights in accordance with Section 16.4 below.

6.                                      Milestone Payments and Royalties

In consideration of the license granted under this Agreement, LICENSEE shall pay to BYU, in the manner designated below until the Agreement shall be terminated, as follows:

6.1                               Milestone Payments: LICENSEE shall make the following milestone payments for the first LICENSED PRODUCT to BYU according to the following schedule:

Upon the completion of Phase 2 clinical trials	$50,000

Upon the completion of Phase 3 clinical trials	$100,000

Upon the first commercial sale of a LICENSED PRODUCT	$250,000

6.2                               Earned Royalties: Earned royalties shall be paid quarterly in the amount equal to Two Percent (2.0%) of the ADJUSTED GROSS SALES for LICENSED PRODUCT anywhere in the TERRITORY and FIELD OF APPLICATION-VACCINES or FIELD OF APPLICATION-ANTIBODIES.

6.3                               If LICENSEE judges it to be necessary to license and utilize additional rights from a third party which are reasonably considered to fall within the scope of the LICENSED TECHNOLOGY, LICENSEE may reduce the Earned Royalties due BYU on any such LICENSED PRODUCT sold which utilizes the third party’s licensed rights by one-half of the royalty paid to the third party for said rights provided prior notice is given to BYU by LICENSEE and BYU provides written consent thereto, which consent shall not be unreasonably withheld.  However, under no circumstances shall the Earned Royalties payable to BYU be less than One Percent (1.0%).

6.4                               Any royalty amount due to BYU arising out of this Agreement shall accrue at the time of receipt by LICENSEE of consideration for LICENSED PRODUCT or LICENSED PROCESS and shall be deemed to be held in trust for the benefit of BYU until actual payment of such amounts is made pursuant to this Agreement.

7.                                      Reports, Records, Penalties and Interest

7.1                               LICENSEE shall keep, and shall require all SUBLICENSEES, AFFILIATES, and any other party responsible by the terms of this Agreement to make payments to BYU to keep, at their own expense, accurate books of account, using generally accepted accounting principles and practices, detailing all data necessary to calculate and easily audit any payments due to BYU under this Agreement.  These books of account shall be kept at LICENSEE’s, AFFILIATE’s or SUBLICENSEE’s principal place of business.  These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice, throughout the term of this Agreement and for a period of five (5) years following the end of the calendar year to which they pertain, to inspection by BYU or its agents for the purpose of verifying LICENSEE’s reports, royalty statements or other compliance with this Agreement.  In the event that any such inspection reveals any underpayment of royalties by LICENSEE, LICENSEE shall promptly rectify any such underpayment, reimburse BYU for the cost of such inspection if such inspection reveals a deficiency in any quarterly payment due to BYU hereunder in the amount of five percent (5%) or more of the amount payable to BYU, and shall pay the penalty and interest amounts specified in Section 7.4 below.

7.2                               LICENSEE, within sixty (60) days after the last day of each full calendar quarter subsequent to the effective date of this Agreement, shall deliver to BYU an accurate written report summarizing in sufficient detail to allow BYU to verify all payment amounts, the data used during the preceding three-month period under this Agreement to calculate the payments due to BYU during the applicable accounting period.  These records and reports shall include at least the following information for the accounting period:

A.                                    Calculation of ADJUSTED GROSS SALES, itemized as to the number and the identity of the LICENSED PRODUCTS sold.

B.                                    All qualifying deductible costs claimed as offsets as applicable.

C.                                    Calculation of earned royalties and total royalties due broken down by applicable category.

D.                                    Names and address of all AFFILIATES and SUBLICENSEES and full reports from them complying with the reporting requirements of Section A-C.

7.3                               With each such report submitted, LICENSEE shall pay to BYU all fees, royalties and all other amounts due, payable and arising pursuant to this Agreement.  If no amounts shall be due, LICENSEE shall so report.  All amounts paid to BYU pursuant to this Agreement shall be in United States Dollars unless otherwise agreed in writing between the parties, and the amount of all royalties to be paid to BYU shall be determined on the basis of the relevant currency exchange rate published by the Wall Street Journal on the last business day of the calendar quarter to which such royalties relate.

7.4                               A penalty will be assessed in an amount equal to three percent (3%) of any payment due to BYU arising out of this Agreement if the payment is made more than sixty (60) days late.  Interest will accrue from the thirtieth day after the payment was due at a rate of twelve percent (12%) per annum or the highest rate permitted by law, whichever is lower.  Any unpaid interest or penalty shall be compounded monthly at the applicable interest rate.  The penalty and interest provisions of this Section 7.4 shall not apply to any payment reasonably in dispute or any circumstance of force majeure as described in Section 22.6.

7.5                               In the event LICENSEE engages an independent auditor or employs an internal auditor for the purpose of verifying the accuracy of its books of account, LICENSEE shall cause said auditor to verify the accuracy of the quarterly reports required in Section 7.2 of this Agreement, and LICENSEE shall provide to BYU a copy of the report and any documentation generated in the verification process on or before ninety (90) days after the verification process is completed.

8.                                      Confidentiality

8.1                               If either party receives material provided by the other party which is marked as confidential, or is verbally so designated and confirmed in writing by the disclosing party within thirty (30) days of the receipt of the materials by the receiving party, the receiving party shall take reasonable precautions to protect such material and to preserve its confidential, proprietary or trade secret status during the term of this Agreement and for a period of five (5) years after termination of this Agreement.

8.2                               In determining whether or not information is confidential, the burden of proof shall be upon the receiving party to establish by competent proof and by preponderance of the evidence that such information to be non-confidential was:

A.                                    Already known to the receiving party at the time of disclosure by the disclosing party or independently developed by the receiving party, or

B.                                    Generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party, or

C.                                    Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement, or

D.                                    Subsequently, lawfully disclosed to the receiving party by a third party, or

E.                                     Required by law to be disclosed.

8.3                               LICENSEE may disclose BYU’s confidential information to its agents, employees, independent contractors, officers, AFFILIATES and SUBLICENSEES where reasonably necessary to further the objectives of this Agreement, and otherwise only to the extent it is authorized in writing to do so by BYU.

8.4                               All of the receiving party’s SUBLICENSEE’s, employees and independent contractors with access to the disclosing party’s confidential information shall be bound in writing, copies of which shall be retained by the receiving party and submitted to the disclosing party upon request of the disclosing party, to make no unauthorized use or disclosure of the confidential information.

8.5                               Both parties agree that a breach of its obligation to protect the other party’s confidential information shall cause immediate and irreparable harm which cannot be adequately compensated by monetary damages.  Accordingly, any breach or threatened breach of confidentiality shall entitle the disclosing party to preliminary and permanent injunctive relief in addition to such remedies as may be otherwise available.

9.                                      Separate Service Agreement

If BYU and LICENSEE mutually agree that BYU shall supply technical and engineering services required to effectively transfer to LICENSEE the LICENSED TECHNOLOGY licensed herein, then LICENSEE shall reimburse BYU for its expenses incurred in furnishing such technical and engineering services pursuant to the terms and conditions of a separate written agreement.

10.                               Export Controls and Applicable Laws

10.1                        It is understood that the LICENSED TECHNOLOGY may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and LICENSEE’s obligations under this Agreement may be contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  BYU neither represents that a license shall not be required nor that, if required, it shall be issued.  LICENSEE shall observe and obey all export laws in countries in which it shall do business.

10.2                        In the exercise of its rights, and the performance of its obligations under this Agreement, LICENSEE shall comply with all applicable laws, regulations and governmental orders.  LICENSEE shall obtain, and shall maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, authorizations and approvals required under all applicable laws, regulations and governmental orders of the TERRITORY, and shall make all filings, notifications and reports to all relevant governmental agencies, which are necessary or appropriate in order for the performance by LICENSEE of all of its obligations under this Agreement.  In the event that the issuance of any such license, permit, authorization or approval is conditioned upon any material modification or amendment of BYU’s rights under this Agreement, and is sought without BYU’S agreement to that modification or amendment, then BYU shall have the right to terminate this Agreement with respect to the affected territory, and such TERRITORY shall be excluded from the definition of the TERRITORY herein

11.                               Patent Marking and Copyright Notice

If applicable, LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers and copyright notices.  All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent and/or copyright laws and practice of the country of manufacture or sale.

12.          Patent Prosecution and Maintenance

12.1        BYU shall use its reasonable best efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement any patent rights to properly patentable INTELLECTUAL PROPERTY set forth in Exhibit A or to any enhancements and modifications thereto.  BYU shall diligently prosecute, file, perfect and maintain all such patent rights, patents or applications utilizing legal counsel of its choice.  LICENSEE shall cooperate with BYU in such prosecution, filing and maintenance.

12.2        Payment of one-third of all fees and costs relating to the filing, prosecution, perfection and maintenance of the patent rights, both domestic and foreign, shall be reimbursed by LICENSEE to BYU, whether such fees and costs were incurred before or after the date of this Agreement.  If the option for an exclusive license to the HELD OF APPLICATION-ANTIBODIES of Section 2.3 is granted, and if BYU has no other non-exclusive licensee in the FIELD OF APPLICATION-ANTIBODIES, LICENSEE shall pay an additional one-third of said patent-related costs.  For filings outside the United States not made in joint agreement between the parties, LICENSEE may elect not to reimburse BYU for such expenses by providing advance written notice to BYU, but any such filing in such country shall thereafter be excluded from INTELLECTUAL PROPERTY and LICENSED TECHNOLOGY as defined herein.

12.3        LICENSEE shall have the right to comment upon all patent prosecution or interference matters.  Strategic matters affecting potential breadth and term of any patent coverage, and all other material matters related to patent prosecution, shall be managed by joint agreement negotiated in good faith among BYU, LICENSEE and (where necessary) any third party BYU licensees.  Copies of all documentation and correspondence with governmental patent offices and patent counsel shall be provided to LICENSEE.

12.4        LICENSEE SHALL HAVE NO CLAIM OR DAMAGES AGAINST BYU, ITS  PERSONNEL, TRUSTEES OR STUDENTS FOR FAILURE TO PERFORM ITS  OBLIGATIONS PURSUANT TO SECTION 12 OF THIS AGREEMENT, AND SHALL NOT CONSIDER BYU’S FAILURE TO SO PERFORM A BREACH OF THIS AGREEMENT, PROVIDED THAT BYU COMPLIES WITH THE FOLLOWING TERMS: IF BYU SHALL ELECT NOT TO PERFORM ITS OBLIGATIONS HEREUNDER WITH RESPECT TO ANY  OR ALL PATENT APPLICATIONS AND PATENTS, THEN IT SHALL PROVIDE  LICENSEE WITH REASONABLE ADVANCE WRITTEN NOTICE OF ITS INTENT, AND  PROVIDE LICENSEE THE OPPORTUNITY THEREAFTER TO CONTINUE THE  PROSECUTION, FILING, PERFECTION AND MAINTENANCE OF SUCH PATENT  APPLICATIONS AND PATENTS INDEPENDENTLY OF BYU AND AT ITS OWN  EXPENSE.

13.          Infringement

LICENSEE will have the first right to pursue, prosecute and settle infringement matters in its exclusive field of use.  BYU shall have the first right to pursue all other infringement matters.  In either case the other party may pursue matters not elected by the party with the first right (provided the matter is within LICENSEES’ field of use).  Where LICENSEE takes first action, proceeds shall be divided, net of expenses, 75% to LICENSEE and 25% to BYU.  Where BYU takes first action, proceeds shall be divided 75% to BYU and 25% to LICENSEE.

14.          Warranty and Limitation of Remedy

14.1        BYU represents and warrants that to the best of its knowledge it is the owner of the entire right, title, and interest in and to and has the sole right to grant licenses under this Agreement to the LICENSED TECHNOLOGY as described on Exhibit A.  BYU makes no warranty or representation with respect to the application of the LICENSED TECHNOLOGY to any particular purpose.

14.2        BYU makes no representation that the manufacture, use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, other than to state that it knows of no such copyright, patent or other proprietary interests which would be so infringed.

14.3        Each party represents and warrants to the other that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement, and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default pursuant to, any other agreement or instrument under which such party is obligated.

14.4        ALL WARRANTIES MADE IN THIS AGREEMENT ARE EXCLUSIVE AND, TO THE EXTENT PERMITTED BY LAW, ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS  AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHETHER EXPRESS OR IMPLIED.

14.5        BYU will not be liable for any loss of profits or for any claim or demand against LICENSEE by any other party.  BYU’s liability, if any, for any damages to LICENSEE shall not exceed in any event the total earned royalties which have been paid by LICENSEE to BYU during the term of this Agreement.  IN NO EVENT WILL BYU BE LIABLE FOR INCIDENTAL OR  CONSEQUENTIAL DAMAGES EVEN IF BYU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  No action, regardless of form, arising out of the transaction subject of this Agreement may be brought against BYU more than one year after the cause of action is discovered.

15.          Product Liability and General Indemnification

15.1        BYU does not warrant the effectiveness or operation of any of the LICENSED PRODUCTS, and the parties to this Agreement agree and understand that BYU shall have no liability to any user of LICENSED PRODUCTS.  LICENSEE, therefore, agrees to hold BYU harmless and indemnify BYU, its trustees, officers, employees and agents from and against any and all litigation, claims, damages or actions (including reasonable attorneys’ fees) that may be instituted against BYU arising out of LICENSEE’s marketing, distribution, sale, production, manufacture, lease, consumption or advertisement of the LICENSED TECHNOLOGY or LICENSED PRODUCTS or arising from any obligation of LICENSEE under this Agreement, including, but not limited to, claims resulting from any alleged type of defect in the LICENSED

TECHNOLOGY or LICENSED PRODUCTS or damages allegedly caused by any breach of contract by LICENSEE, its AFFILIATES or SUBLICENSEES, or the use or misuse of the LICENSED TECHNOLOGY or LICENSED PRODUCTS, notwithstanding any third-party allegation that their claims, injuries or damages were proximately caused in part or wholly by BYU’s negligence.  In the event BYU is sued as a party defendant or otherwise pursuant to claims identified in this Section as being subject to indemnification, LICENSEE agrees to defend BYU at LICENSEE’s sole expense in such action.  Should any award or decree be made against BYU, it shall be the obligation of LICENSEE to (a) appeal the decision and pay if the appeal is lost or (b) pay such award or make any settlement as may be warranted before or after the decision on appeal.  BYU shall have the right to elect to participate in any such action with counsel of its choosing; the costs of BYU’s participation shall be at its own expense.

15.2        LICENSEE shall immediately notify BYU of any litigation in which it, its officers or its directors, agents or employees may be involved if there is a reasonable possibility that this Agreement or BYU will be affected and afford BYU reasonable cooperation should BYU elect to make its own defense.

16.          Term and Termination

16.1        Subject to earlier termination in accordance with this Section, this Agreement shall commence on the effective date of this Agreement and remain in force until the expiration of the last valid patent claim contained in the LICENSED TECHNOLOGY.

16.2        The Agreement may be terminated immediately by written notice to LICENSEE by BYU at its election in the event of the occurrence of any one of the following circumstances:

A.            In the event LICENSEE is placed in the hands of a receiver or makes a general assignment for the benefit of creditors, such that LICENSEE is unable to perform its continuing obligations hereunder; or

B.            In the event that all or substantially all of the assets of LICENSEE or its successor-in-interest are seized or attached in a final, unappealed or unappealable order in conjunction with any action brought against it by a third party creditor, such that LICENSEE is unable to perform its continuing obligations hereunder.

16.3        This Agreement may be terminated effective upon thirty (30) days written notice from BYU and the failure of LICENSEE to cure any breach or default prior to the expiration of the thirty-day notice period in any of the following circumstances:

A.            In the event LICENSEE becomes insolvent or shall cease to carry on its business in the normal course; or

B.            In the event there is a transfer or sale of LICENSEE’s business purporting to transfer or assign this Agreement and/or the LICENSED TECHNOLOGY without the prior express written consent of BYU.

16.4        In the case of breach or default arising from LICENSEE’s failure to pay BYU royalties or other costs or expenses pursuant to the Agreement when due and payable, failure to complete the performance requirements of Section 5 of this Agreement, or from any other material breach or default of this Agreement, BYU shall have the right to terminate this Agreement upon thirty (30) days written notice to LICENSEE.  Termination shall become effective upon the failure of LICENSEE to cure such breach or default within such notice period.

16.5        LICENSEE may terminate this Agreement at any time by providing sixty (60) days written notice to BYU.

16.6        Upon termination of this Agreement for any reason, the parties shall not be released from any obligation that has matured prior to the effective date of the termination.  LICENSEE may, however, after the effective date of such termination, sell all LICENSED PRODUCTS in its inventory or in process as of the time of such termination, provided that LICENSEE shall pay to BYU the royalties and other consideration due on such products as required by this Agreement and shall submit the reports as required.

16.7        Upon the termination of this Agreement, any SUBLICENSEE which has not breached in any material way its sublicense agreement shall be offered by BYU the option of receiving a license directly from BYU on substantially the same terms and conditions as those provided herein.

16.8        Upon the termination of this Agreement, LICENSEE shall immediately cease using the INTELLECTUAL PROPERTY and return to BYU all documents and information as may have been provided by BYU pursuant to this Agreement, which contain information which is confidential or proprietary to BYU.

16.9        Nothing herein shall be construed to limit BYU’s legal or equitable remedies in the event of a default by LICENSEE and/or subsequent termination of this Agreement by BYU.

17.          Dispute Resolution and Mediation

17.1        With respect to any and all claims, disputes or controversies arising out of the performance of or in connection with this Agreement, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties.  In the event either party believes the negotiation discussions are likely not to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party.  In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, such party may seek any legal or equitable remedy available through a court of competent jurisdiction.

17.2        Nothing in this Section shall be construed to waive any rights of timely performance of any obligation existing under this Agreement.

18.          Licensee Assignment

Neither this Agreement nor the LICENSED TECHNOLOGY is assignable by LICENSEE without the express written consent of BYU, which shall not be unreasonably withheld.  Any attempt to make such an assignment without BYU’s written consent may be voided at the election of BYU.  LICENSEE agrees that in the event BYU elects to void an unauthorized assignment that BYU will have suffered immediate and irreparable damage and shall be entitled to immediate injunctive relief.  In the event BYU does not elect to void an unauthorized assignment, LICENSEE agrees that the assignee will be treated in all respects as a LICENSEE for purposes of this Agreement.  Nothing in this section may be construed to preclude BYU from initiating an independent action against the assignee of the unauthorized assignment or to otherwise pursue other legal or equitable remedies against LICENSEE, the assignee or both.

19.          Non Use of BYU Name

LICENSEE shall not use the name of Brigham Young University nor of any of its employees, nor any adaptation thereof, in any advertisement, promotion or sales literature without the express prior written consent from BYU in each case, except that LICENSEE may state that it is licensed by BYU.

20.          Publication

BYU shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by BYU.

21.          Payment, Notices and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

BYU:	Technology Transfer Office
A-285 ASB
Brigham Young University
P.O. Box 21231
Provo, Utah 84602-1231
(801) 378-6266

LICENSEE:	Aridis, LLC
350 Cervantes Road
Portola Valley, CA 94028

22.          Miscellaneous Provisions

22.1        Independence of Parties.   BYU and LICENSEE are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other.  Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

22.2        Attorneys’ Fees.  In the event a legal proceeding is commenced in a court of competent jurisdiction to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, expert witness fees and costs incurred in connection with the proceeding.

22.3        Waiver.  No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a waiver of any other provisions of this Agreement.

22.4        Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah.  Venue for any legal disputes shall be in Utah County, Utah.

22.5        Partial Invalidity.  Should any Section or any part of a Section of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining Sections and Subsections shall not be affected by the invalidity of any other part of the Agreement.

22.6        Force Majeure.  Neither party to this Agreement shall be in default because of a delay or failure to perform which is not the result of the defaulting party’s intentional or negligent acts or omissions, but results from causes beyond the reasonable control of such party such as acts of God, terrorism, civil disobedience and war.

22.7        Entire Agreement.  This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the LICENSED TECHNOLOGY, whether written or oral.  No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver was sought to be enforced.

22.8        Full and Fair Meaning.  This Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party on the ground that such party drafted or caused to be drafted this Agreement or any part thereof.

22.9        Binding Effect.  This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

22.10      Headings.  The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only.  They are not intended to define, limit, or expand the scope of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this 29th day of July, 2005.

Date: 7/29/2005	BRIGHAM YOUNG UNIVERSITY

	By:	Gary R. Hooper
Gary R. Hooper
Associate Academic Vice President

Date: 7/29/2005	LICENSEE

	By:	/s/ Eric J. Patzer
Eric J. Patzer
President

EXHIBIT A

LICENSED TECHNOLOGY

STABILIZATION OF BIOLOGICAL AGENTS

The LICENSED TECHNOLOGY includes U.S. patent application number 10/199,061, “Plasticized Hydrophilic Glasses for Improved Stabilization of Biological Agents”, the corresponding Patent Cooperation Treaty application number PCT/US02/28320, Canadian application number 2,458,794, European Patent Office application number 02795489.0 and any additional foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations and extensions; and any trade secrets and know-how which are in existence upon the effective date of this Agreement.